                                                                  EXHIBIT 10.15



             ISSUANCE, NONCOMPETITION AND NONSOLICITATION AGREEMENT

         This ISSUANCE, NONCOMPETITION AND NONSOLICITATION AGREEMENT (this "Agreement") is made as of June 30, 1998 (the "Effective Date") between ARTISTdirect, LLC, a California limited liability company (the "Company"), and Steve Rennie ("Rennie"). Any capitalized term used but not defined herein shall have the meaning ascribed to it in that certain Operating Agreement of the Company dated as of September 1, 1996, as amended (the "Operating Agreement").

                                 R E C I T A L S

         WHEREAS, Rennie is an employee of The Ultimate Band List, LLC, an indirect subsidiary of the Company (the "UBL"), pursuant to an employment agreement dated as of April 1, 1998 (the "Employment Agreement");

         WHEREAS, as partial compensation for the services rendered and to be rendered by Rennie pursuant to the Employment Agreement, the Company wishes to issue to Rennie 45,977.01 Units (the "Issued Units"), representing a 4.04% Percentage as of the Effective Date, and Rennie wishes to be issued the Issued Units, pursuant to the terms hereof;

         NOW, THEREFORE, for good and valuable consideration, the receipt and adequacy of which are hereby expressly acknowledged, the Company and Rennie hereby agree as follows:

                                A G R E E M E N T

1. Issuance of the Issued Units. The Company hereby issues the Issued Units to Rennie, subject to the conditions and restrictions contained in this Agreement. Rennie shall be considered a Member of the Company as of the Effective Date. The Issued Units shall entitle Rennie to a share of the profits and losses of the Company after the Effective Date, and all distributions made with respect thereto, but shall not entitle Rennie to any interest in the capital of the Company as of the Effective Date, which capital Rennie and the Company hereby agree has a fair market value equal to Twelve Million, Two Hundred Twenty-six Thousand Five Hundred Dollars ($12,226,500) as of the Effective Date.

2. Antidilution Protection. The Percentage represented by the Issued Units shall not be diluted below 4% with respect to: (a) any issuance of Units by the Company to the person hired to serve as the chief financial officer of the Company; or (b) the first Five Million Dollars ($5,000,000) of additional capital contributions made following the Effective Date to the Company or any of its subsidiaries, including, without limitation, the UBL; provided that such additional capital contributions (other than by Intel Corporation) are made either (i) based upon a valuation of the applicable entity that is no less than the valuation upon which any prior capital contribution was made, or (ii) pursuant to the exercise of an option or warrant the exercise price of which on the date of grant was not based upon a valuation of the applicable entity that was less than the valuation upon which any capital contribution prior to the date of the grant was made.

3. Noncompetition. In recognition of the considerations described herein, Rennie agrees that for so long as Rennie is employed by the UBL, and until the "Noncompetition Expiration Date" (as defined below), Rennie shall not, directly or indirectly:

         (a) enter into the employ of, or render any services to, any person, firm or business entity engaged in any "Competitive Business," which shall mean any Internet business that at that time is competitive with the business of the UBL or any of its subsidiaries (each, a "Subsidiary"), and which shall include, without limitation, any internet business that, anywhere in the world: (i) operates a meta-music index or search engine on the World Wide Web; or (ii) sells or offers to sell through a World Wide Web site music-related products or services, including, without limitation, any devices or other means, whether utilizing technology existing as of the date hereof or devised hereafter, on or by which sound may be recorded, transmitted or reproduced, with or without a visual reproduction, primarily for home and/or consumer use, including, without limitation, analog disc records, analog tape cassettes, compact discs, mini-discs, digital audio tapes, video cassettes, laser discs, and downloading via the Internet;

         (b) engage in any Competitive Business for Rennie's own account;

         (c) become interested in any Competitive Business as an individual, partner, shareholder (other than as described below), creditor, director, officer, principal, agent, employee, trustee, consultant, advisor, franchisee or in any other relationship or capacity; or

         (d) authorize his name or reputation to be used by any Competitive Business; provided, however, that nothing contained in this Section 3 shall be deemed to prohibit Rennie from acquiring or holding, solely for investment, publicly traded securities of any corporation some of the activities of which are competitive with the business of the Company so long as such securities, in the aggregate, constitute less than five percent (5%) of any class or series of outstanding securities of such corporation. Notwithstanding anything to the contrary contained herein, the prohibition contained in Section 3(a) above shall not apply if the function performed by Rennie does not substantially and directly involve the development, maintenance or operation of a Competitive Business. For purposes of this Section 3, the "Noncompetition Expiration Date" shall mean March 31, 2001; provided, however, that in the case of the UBL's termination of Rennie's employment other than for "Cause" (as defined in the Employment Agreement), the "Noncompetition Expiration Date" shall mean the effective date of the termination of Rennie's employment.

4. Nonsolicitation. In recognition of the considerations described herein, Rennie agrees that for so long as Rennie is employed by the UBL, and until the "Nonsolicitation Expiration Date" (as defined below), Rennie shall not, directly or indirectly:

         (a) contact or solicit, or attempt to contact or solicit, for Rennie's own account or any account other than that of the Company or any Subsidiary, any person or business entity that was a client or customer of the Company or any Subsidiary within the six (6)-month period preceding the effective date of the termination of Rennie's employment;

         (b) contact or solicit, or attempt to contact or solicit, for Rennie's own account or any account other than that of the Company or any Subsidiary, any person or business entity that has been contacted, orally or in writing, by the Company or any affiliated entity of the Company as a potential customer or client within the six (6)-month period preceding the effective date of the termination of Rennie's employment; or

         (c) hire, subcontract, employ or engage, or contact or solicit, or attempt to contact or solicit, for the purpose of hiring, contracting, employing or engaging, for Rennie's own account or any account other than that of the Company or any Subsidiary, any person or entity (other than Rennie's personal assistant) who was an employee or exclusive subcontractor of the Company or any affiliated entity of the Company at any time during the six (6)-month period preceding the effective date of the termination of Rennie's employment.

For purposes of this Section 4, the "Nonsolicitation Expiration Date" shall mean March 31, 2002.

5. Possible Divestiture of the Issued Units. The Issued Units shall be subject to divestiture in accordance with the following terms and conditions:

         (a) 100% of the Issued Units shall be subject to divestiture if Rennie's employment is terminated prior to March 31, 1999 by the UBL for "Cause" (as defined in the Employment Agreement) or by Rennie (any such termination, a "Covered Termination").

         (b) 50% of the Issued Units shall be subject to divestiture upon the occurrence of a Covered Termination prior to the earlier of (i) March 31, 2000 or (ii) UBL's having received, during any twelve (12)-month period, Five Million Dollars ($5,000,000) or more in gross revenues (excluding sales taxes and credit card fees) in respect of sales of product through or in connection with its Internet web site located at www.ubl.com.

Any divestiture of the Issued Units contemplated above shall occur automatically upon the occurrence of a Covered Termination, and the effectiveness of such divestiture shall not depend upon any further action by either the Company or Rennie. Rennie agrees to execute any and all documents reasonably requested by the Company to evidence such divestiture. Such divestiture shall be made without any payment whatsoever to Rennie, and shall be effective for all purposes from the date of the event giving rise to such divestiture. In no event shall such divestiture be deemed a "forfeiture," but rather the possibility of such divestiture is part of the bargained-for consideration to the Company in entering into this Agreement and to the UBL in entering into the Employment Agreement; it being understood and acknowledged that Rennie's satisfactory performance of services pursuant to, and for the term of, the Employment Agreement is the consideration to be provided by Rennie to the Company for the Issued Units.

6. Call Option upon Termination.

         (a) In the event of a Covered Termination prior to March 31, 2001, the UBL shall notify Marc Geiger and Donald Muller (the "Founders"), the Company and each "Other Member" (as defined below) of such termination within thirty (30) days. The Founders shall each have the right, but not the obligation (a "Founder Right"), to purchase one half of all of the Units held by Rennie (the "Subject Units") at the price and on the terms specified in this Section 6. Within sixty
(60) days after the date of such termination, each Founder shall notify Rennie, the Company and all Other Members whether and to what extent such Founder intends to exercise his Founder Right (a "Founder Notice"). If either Founder fails to exercise his Founder Right as to all of his one-half share of the Subject Units, then the other Founder shall have the right to purchase the Subject Units that such other Founder has elected not to purchase by amending his Founder Notice within five (5) days after the date that he receives notice that the other Founder has so declined to exercise his Founder Right in full. Failure to deliver a Founder Notice within the applicable periods shall constitute a waiver of the applicable Founder Right.

         (b) In the event that the Founders do not exercise the Founder Rights as to all of the Subject Units, the Company, to the extent permitted by law, shall have the right, but not the obligation (the "Company Right"), to purchase all of the Subject Units that the Founders did not elect to purchase, at the same price and on the terms that the Founders could have purchased such Subject Units pursuant to Section 6(a), by notifying Rennie, the Founders and all Other Members in writing (the "Company Notice") within thirty (30) days after the date of the last timely Founder Notice, including any timely amendment thereto (or, if there should be no such notice, then within ninety (90) days after the date of termination), whether and to what extent the Company intends to exercise the Company Right (the "Company Notice"). Failure to deliver the Company Notice within such period shall constitute a waiver of the Company Right.

         (c) In the event that the Founders and the Company do not exercise the Founder Rights and the Company Right as to all of the Subject Units, each other Member designated from time to time by Company, in its sole discretion (an "Other Member"), shall have the right, but not the obligation (the "Other Member Right"), to purchase such Other Member's pro rata share of all of the Subject Units that neither the Founders nor the Company elected to purchase, at the same price and on the terms that the Founders could have purchased such Subject Units pursuant to Section 6(a) above, by notifying Rennie, the Founders, the Company and the Other Members in writing (the "Other Member Notice") within thirty (30) days after the date of the Company Notice (or, if there should be no such notice, then within one hundred twenty (120) days after the date of termination), whether and to what extent such Other Member intends to exercise the Other Member Right. For purposes of this Section 6(c), "pro rata share" shall mean the product obtained by multiplying (i) the unpurchased portion by
(ii) a fraction, the numerator of which is the applicable Other Member's Percentage and the denominator of which is the aggregate of all Other Members' Percentages who did elect to purchase a portion of the Subject Units. If any Other Member fails to exercise the Other Member Right as to all of its pro rata share of the Subject Units, then any of the Other Members shall have the right to purchase the Subject Units that such Other Member has elected not to purchase by amending its respective Other Member Notice within five (5) days after the date that it receives notice that any Other Member has so declined to exercise the Other Member Right in full. Failure to deliver the Other Member Notice within the applicable periods shall constitute a waiver of such Other Member's purchase right as to the Subject Units.

        (d) The price for the Subject Units to be purchased pursuant to this
Section 6 shall be their "Fair Market Value" as of the effective date of the termination of Rennie's employment, which shall mean the value that would be obtained in an arm's length transaction for ownership of the Subject Units for cash between an informed and willing seller and an informed and willing purchaser, each with an adequate understanding of the facts and under no compulsion to buy or sell. The Fair Market Value of the Subject Units shall be determined by an independent appraiser mutually approved by the Company and Rennie. If the Company and Rennie are unable to agree upon a single appraiser, they shall each select an appraiser. If one appraisal is less than (or equal to) ten percent (10%) higher than the other appraisal, the Fair Market Value shall be the average of each of the appraisals. If one appraisal is more than ten percent (10%) higher than the other appraisal, those two appraisers shall appoint a third appraiser, and the Fair Market Value shall be equal to the value determined by the third appraiser. The fees of all such appraisers shall be borne by the Company. The Company and Rennie shall use sound business practice to ensure that the fees of any appraiser to be retained are appropriate and competitively priced. The Purchase Price shall be paid in cash, in immediately available funds, or such other consideration as Rennie and the applicable purchaser(s) may agree.

         (e) If the Founders, the Company and/or the Other Members shall not purchase all of the Subject Units, this Section 6 shall not apply. Unless Rennie and the applicable Founder(s), the Company and/or the Other Members, as the case may be, agree otherwise, the closing for any purchase of the Subject Units by the Founder(s), the Company and/or any Other Members pursuant to this Section 6 shall occur no later than the one hundred eightieth (180th) day after the date of the date of the termination of Rennie's employment, or the Founder Rights, the Company Right and any Other Member Right shall each be deemed to have expired.

         (f) The call option set forth in this Section 6 does not apply in connection with, and terminates upon the occurrence of, the Company's initial public offering.

7. Drag Along Obligation. If the Founders find a third party buyer for all or any portion of their Units (whether such sale is by way of purchase of assets or Units, merger, recapitalization or other form of transaction), then, at the request of the Founders, Rennie shall sell the same percentage of the Units then held by him to such third party on the same terms and conditions as apply to the sale by the Founders. Rennie agrees timely to take such other actions as the Founders may reasonably request in connection with the approval of the consummation of such sale, including, without limitation, voting all Units in favor of such sale and waiving any dissenters' rights, executing such agreements, powers of attorney, voting proxies or other documents and instruments as may be necessary or desirable to consummate such sale, and, in the event that such sale is structured as a recapitalization, transferring and retaining such percentages of Units as may be requested by the Founders. The foregoing obligation shall survive the Company's initial public offering.

8. Investment Representations.

         (a) The Company represents and warrants to Rennie that the issuance of the Issued Units has been duly and validly authorized and will not violate the terms of any agreement to which the Company is a party.

         (b) Rennie represents and warrants to the Company as follows:

             (i) Rennie is acquiring the Issued Units for Rennie's own account and not with a view to or for sale in connection with any distribution thereof.

             (ii) Rennie (A) is familiar with the business of the Company, (B) has had an opportunity to discuss with representatives of the Company the condition of and prospects for the continued operation and financing of the Company and such other matters as Rennie has deemed appropriate in considering whether to invest in the Issued Units, and (C) has been provided access to all available information about the Company requested by Rennie.

             (iii) Rennie understands that the Issued Units have not been registered under the Securities Act of 1933 (the "Act") or registered or qualified under the securities laws of any state and that Rennie may not sell, assign, dispose, or otherwise transfer the Issued Units unless they are subsequently registered under the Act and registered or qualified under applicable state securities laws, or unless an exemption from such registration and qualification is available.

             (iv) Rennie has the right to enter into this Agreement and to grant the rights granted by him herein.

             (v) The provisions of this Agreement do not violate any other contracts or agreements to which Rennie is a party and that would adversely affect his ability to perform his obligations hereunder.

9. Condition Precedent to Issuance. The issuance of the Issued Units shall not be effective until Rennie shall have agreed to be bound by the terms of the Operating Agreement.

10. Covenants Reasonable as to Time and Territory. Rennie and the Company have considered carefully the nature and extent of the restrictions set forth in this Agreement and the rights and remedies conferred upon the Company under this Agreement, and hereby acknowledge and agree that (i) the same are reasonable in time and territory (ii) and that the consideration provided to Rennie hereunder is sufficient to compensate Rennie for the restrictions contained in this Agreement.

11. Remedies. Any material breach, violation or evasion by Employee of the terms of this Agreement, including specifically, but not limited to, Sections 3 and 4 above, would result in immediate and irreparable injury and harm to the Company, and would cause damage to the Company in amounts difficult to ascertain and for which Company's remedies and defenses at law would be inadequate. Accordingly, in the event of any such breach or threatened breach, the Company shall be entitled to, and Employee hereby consents to the entry of, the remedies or injunction and specific performance, or either of such remedies, as well as all other remedies to which the Company may be entitled, at law, in equity or otherwise.

12. Entire Agreement. This Agreement, the Employment Agreement and the Operating Agreement together constitute the entire agreement and understanding among the parties pertaining to the subject matter hereof and supersede any and all prior agreements, whether written or oral, relating thereto.

13. Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the internal substantive laws (and not the laws of choice of laws) of the State of California.

14. Costs. If either party brings any legal action against the other to enforce its rights under this Agreement, the prevailing party in such dispute shall be entitled to recover from the other party all reasonable fees, costs and expenses actually incurred in enforcing its rights under this Agreement including, without limitation, the reasonable fees and expenses of attorneys, accountants and expert witnesses, which shall include, without limitation, all fees, costs and expenses of appeals and of enforcement.

15. Amendments. This Agreement may be amended only by a written agreement executed by all of the parties hereto.

16. Assignment. This Agreement and the rights and obligations of the Company and Rennie hereunder are not assignable without the written consent of the other party.

17. Counterparts. This Agreement may be executed in any number of counterparts, each of which, when executed and delivered, shall be an original, but all of which together shall constitute one and the same instrument.

         IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the day and year first above-written.




"RENNIE"                                         "COMPANY"

                                                 ARTISTdirect, LLC


 /s/ Steve Rennie                                By: /s/ Marc Geiger
-------------------------------                     ---------------------------
Steve Rennie                                           Marc Geiger
                                                 Its:  Member



                                                 By: /s/ Donald Miller
                                                    ---------------------------
                                                       Donald Muller
                                                 Its:  Member